Exhibit 99.1

Contact:	Lewis M. Phelps
Maya Pogoda
Sitrick And Company
310-788-2850

IBC Files Plan of Reorganization Based on Funding Commitment

Kansas City, MO – November 5, 2007 -- Interstate Bakeries Corporation (IBC) (OTC:IBCIQ.PK) today announced that it has filed its Plan of Reorganization (the “Reorganization Plan”) and related Disclosure Statement with the U.S. Bankruptcy Court for the Western District of Missouri.
A cornerstone of the Reorganization Plan is the previously announced commitment by Silver Point Finance, LLC, to provide the Company with up to $400 million in exit financing upon IBC’s emergence from Chapter 11.  Additionally, as also previously announced, the Company has obtained plan funding agreements to support the Reorganization Plan from  JP Morgan Chase Bank, N.A., McDonnell Investment Management LLC, Quadrangle Master Fund Ltd., and Silver Point Capital, L.P.  In addition, several additional holders of the Company’s pre-petition senior secured credit facility have also signed the plan funding agreements as of  November 2, 2007.  In total, holders of approximately 95% of the Company’s pre-petition senior secured credit facility now support the plan funding agreements.
 The Company’s motion seeking authorization to enter into the financing and plan support agreements will be heard at its previously scheduled hearing on November 7, 2007.
The Company does not intend to pursue its September 13 motion seeking to extend its exclusive right to file a plan of reorganization.  However, the effect of filing the Reorganization Plan, coupled with prior orders of the Bankruptcy Court, is that third parties may not file, absent further court order, a plan of reorganization prior to January 7, 2008, which is the date by which IBC has the exclusive right to solicit acceptances with respect to the Reorganization Plan.
“The Company believes that the Reorganization Plan it has filed today provides substantial value to its creditors,” said Craig Jung, chief executive officer of IBC. “We believe strongly that our Reorganization Plan is the best alternative to maximize value for our constituents in the bankruptcy process, build competitive advantage, and secure the jobs of IBC employees. It is based on our business plan, which has been endorsed by everyone who will be involved in its implementation going forward – except for the Teamsters,” he said.
The Company has been actively seeking higher and better offers to the proposed financing and plan support agreements and has received interest from multiple parties regarding the opportunity to invest in the Company.  However, all of the financing proposals IBC has received to date require that the Company reach mutually acceptable agreements on modifications to collective bargaining agreements with its two principal unions, the Bakery, Confectionery, Tobacco Workers & Grain Millers International Union (the “BCTGM”) and the International Brotherhood of Teamsters, that would make it possible for the Company to implement its business plan. As previously announced, IBC has reached agreement with the BCTGM, but has yet to reach agreement with the Teamsters.
“In light of our inability thus far to reach a mutually acceptable agreement with the Teamsters and our ability to obtain a substantial financing commitment despite an increasingly challenging capital markets environment, the time is right to invite all potential investors to come forward with their own alternative proposals,” said Mr. Jung.  To allow for the fullest range of competing offers, the Company will permit potential investors to freely discuss proposals with other parties, including the unions, subject to appropriate confidentiality restrictions.  The Company believes that the auction bidding procedures, which are to be considered by the Bankruptcy Court at the November 7, 2007, hearing, are broad enough to permit any alternative proposals that may be contemplated, but there can be no assurances that these procedures will be approved by the Bankruptcy Court.
“We believe that any alternative proposal should provide even more value for constituents and equal or better job security for all employees in order to be acceptable to the Company and its constituents,” Mr. Jung said.
“The Teamsters on Friday announced that they are working with Yucaipa Cos., a Los Angeles-based investment firm, and the U.S. affiliate of Grupo Bimbo, a Mexico-based baked goods company, to develop an alternative plan of reorganization.  Now that management has fulfilled its obligation to put forth what we believe is the best possible plan, we are opening the door for others.  If Yucaipa or anyone else has a better idea about how to help this Company emerge from Chapter 11, secure jobs, and maximize value for creditors, we welcome the opportunity to review the details of their proposal,” said Mr. Jung.In a pleading filed with the Bankruptcy Court on November 2, 2007, Yucaipa acknowledged that it had not yet developed a plan of reorganization and the Company noted that no specific proposal had been made beyond Yucaipa's request for time to explore a potential alternative plan of reorganization.  The Company can give no assurances that any alternative will ultimately be proposed.
“After only eight months, I am extremely pleased to be in a position to file the Reorganization Plan, based upon our comprehensive business plan and with committed financing,” he continued.  “And I would like to thank once again our 25,000 employees who have continued each day to bake our bread and cake products, deliver them to our customers, and remain focused on the job at hand. All of us at IBC will continue to meet our customers’ needs and operate our business normally as we work to ultimately emerge from Chapter 11,” concluded Mr. Jung.
Under the terms of the Reorganization Plan:
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The pre-petition lenders’ funded debt totaling approximately $450 million would be exchanged for (a) $250 million in second lien notes, (b) $165 million of convertible secured notes and (c) $35 million of class A common stock, each to be issued by Reorganized IBC.

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Holders of general unsecured claims would receive approximately 25.9 percent of the outstanding shares of common stock of Reorganized IBC (in the form of class B common stock) and the opportunity to participate in a rights offering entitling such unsecured creditors to subscribe for an additional $50 million of class B common stock.

•	The existing common stock of the Company would be cancelled and existing shareholders would not receive any distribution.

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Reorganized IBC would obtain exit financing from Silver Point in an amount up to $400 million, consisting of a $120 million secured revolving credit facility, a $60 million senior secured term loan facility and a $220 million letter of credit facility.

About the Company
Interstate Bakeries Corporation is one of the nation’s largest commercial bakers and distributors of fresh-baked bread and sweet goods, sold under various brand names, including Wonder®, Merita®, Home Pride®, Baker’s Inn®, Hostess®, Drake’s®, and Dolly Madison®. The company is headquartered in Kansas City, Missouri.
Interstate Bakeries Corporation filed for bankruptcy protection on September 22, 2004, citing liquidity issues resulting from declining sales, a high fixed-cost structure, excess industry capacity, rising employee healthcare and pension costs, and higher costs for ingredients and energy.  The Company continues to operate its business in the ordinary course as a debtor-in-possession.

Forward-Looking Statement

Some information contained in this press release may be forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are not historical in nature and include statements that reflect, when made, the Company’s views with respect to current events and financial performance. These forward-looking statements can be identified by forward-looking words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should” and “continue” or similar words. These forward-looking statements may also use different phrases. All such forward-looking statements are and will be subject to numerous risks and uncertainties, many of which are beyond our control that could cause actual results to differ materially from such statements. Factors that could cause actual results to differ materially include, without limitation: the ability of the Company to continue as a going concern; the evaluation of various alternatives, including, but not limited to, the sale of some or all of its assets, infusion of capital, debt restructuring and the filing and ultimate approval of a plan of reorganization with the Bankruptcy Court, or any combination of these options; the  terms of any reorganization plan ultimately confirmed; the Company’s ability to implement its business plan developed as a basis for its discussion regarding one or more plans of reorganization; the Company’s ability to obtain concessions from its unionized workforce to reduce costs and allow for greater flexibility in the method and manner of distributing its products; risks associated with the Company’s restructuring activities, including the risks associated with achieving the desired savings; the ability of the Company to operate pursuant to the covenants, terms and certifications of its DIP financing facility as amended and restated; the ability of the Company to obtain court approval with respect to motions in the Chapter 11 proceeding filed by it from time to time; the ability of the Company to negotiate an extension (if necessary) or refinance its DIP financing facility, which expires on February 9, 2008; the ability of the Company to confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceeding; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the Chapter 11 proceeding to a Chapter 7 proceeding; risks associated with cost increases in materials, ingredients, energy and employee wages and benefits; the Company’s ability to successfully reject unfavorable contracts and leases; the duration of the Chapter 11 process;  the ability of the Company to obtain and maintain adequate terms with vendors and service providers; the potential adverse impact of the Chapter 11 proceeding on the Company’s liquidity or results of operations; the instructions, orders and decisions of the bankruptcy court and other effects of legal and administrative proceedings, settlements, investigations and claims; the significant time that will be required by management to implement a plan of reorganization, as well as to evaluate the Company’s various alternatives discussed above; risks associated with product price increases, including the risk that such actions will not effectively offset inflationary cost pressures and may adversely impact sales of the Company’s products; the effectiveness of the Company’s efforts to hedge its exposure to price increases with respect to various ingredients and energy; the ability of the Company to attract, motivate and/or retain key executives and employees; changes in our relationship with employees and the unions that represent them; successful implementation of information technology improvements; obligations and uncertainties with respect to a defined benefit pension plan to which we contribute; costs associated with increased contributions to single employer, multiple employer or multi-employer pension plans; the impact of any withdrawal liability arising under the Company’s multi-employer pension plans as a result of prior actions or current consolidations; the effectiveness and adequacy of our information and data systems; changes in general economic and business conditions (including in the bread and sweet goods markets); changes in consumer tastes or eating habits; acceptance of new product offerings by consumers and the Company’s ability to expand existing brands; the performance of the Company’s recent new product introductions, including the success of such new products in achieving and retaining market share; the effectiveness of advertising and marketing spending; any inability to protect and maintain the value of the Company’s intellectual property; future product recalls or food safety concerns; actions of competitors, including pricing policy and promotional spending; bankruptcy filings by customers; costs associated with environmental compliance and remediation; actions of governmental entities, including regulatory requirements; the outcome of legal proceedings to which we are or may become a party; business disruption from terrorist acts, our nation’s response to such acts and acts of war; and other factors.  These statements speak only as of the date of this press release, and we disclaim any intention or obligation to update or revise any forward-looking statements to reflect new information, future events or developments or otherwise, except as required by law. We have provided additional information in our filings with the SEC, which readers are encouraged to review, concerning other factors that could cause actual results to differ materially from those indicated in the forward-looking statements.

Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various pre-petition liabilities, common stock and/or other equity securities. No assurance can be given as to what values, if any, will be ascribed in the Chapter 11 proceeding to each of these liabilities and/or securities. Accordingly, the Company urges that the appropriate caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.